EXHIBIT 10.4

TO:        Mr. Uri Nissani
Defense Industries International, Inc. (the "Company")
12, Hamefalsim Street
Kiryat Arich — Petach Tikva — Ramat Gan 52121, Israel

FROM: Mr. Elie Gugenheim (the "Investor")
Avenida de las Fuentes No. 41-A, Desp. 1001/1002 Col. Lomas de Tecamachalco
Naucalpan de Juarez, Estado de Mexico
Mexico C.P. 53950

September 3, 2013

Dear Mr. Nissani:

Myself and the Company entered into that certain Subscription Agreement dated March 7, 2013 (the "Subscription Agreement"). Pursuant to the letter dated June 3, 2013, we extended the time period for us to enter into a stock purchase agreement pursuant to Section 8 of the Subscription Agreement (the "SPA"), and the time period for me to make the investment contemplated by Section 1.2 of the Subscription Agreement (the "Tranche 2 Investment") until September 9, 2013.

This letter is to confirm our agreement that we further extend the period for (i) myself and the Company to enter into the SPA, and (ii) the time period for me to make the Tranche 2 Investment, each until the later of (A) the date that is 45 days from the date I receive from the Company complete and audited financial statements for the years 2011, 2012 and for the nine months concluding on September 30, 2013 (the "Financial Statements"), or (B) December 31, 2013. The Company hereby covenants to deliver the Financial Statements to me no later than October 31, 2013.

This letter also confirms our agreement that within thirty (30) days after the date hereof, we will negotiate and enter into an amendment to the Subscription Agreement that includes the terms and conditions set forth on the Term Sheet attached hereto as Exhibit A. This letter further confirms our understanding that, notwithstanding the extension above or the terms of the Subscription Agreement, if we fail to enter into the amendment to the Subscription Agreement as contemplated herein, Investor shall have the right, at its option, to realize the "Contemplated Transaction" (as defined in the Subscription Agreement) at an average price per share of the Company's stock that reflects the fifteen percent (15%) discount provided pursuant to Section 10 of the Subscription Agreement. Such fifteen percent (15%) discount shall also apply to any conversion undertaken by Investor pursuant to a to be executed US $1 million Convertible Promissory Note to evidence the Loan Agreement dated September 3, 2013, between Investor and the Company.

Please indicate your acknowledgment of these terms by executing this letter in the space provided below, and returning the signed copy to me at the address above.

[Signature Page Follows]

EXHIBIT A

Term Sheet

Within thirty (30) days after the date of this letter, Investor and the Company agree to enter into an amendment to the Subscription Agreement which shall contain the following terms and conditions:

1.
A scheme for repayment of the Loan Agreements between the Company and Intercambio Comercial, SA de CV, or between the Company and Investor, as applicable, dated April 18, 2013, June 3, 2013, and September 3, 2013, or the right of Investor to set off the amount outstanding under such loan agreements against Investor's investment obligations under the Subscription Agreement, or the right of Investor to demand repayment of such loans in accordance with the terms and conditions of each Loan Agreement.

2.
Provisions related to the conversion into non-voting stock, at Investor's option, of a to be executed US $1 million Convertible Promissory Note to evidence the Loan Agreement between Investor and the Company dated September 3, 2013. The parties agree that upon the conversion of all of the then-outstanding notes and loans by Investor, as well as the consummation of all of the transactions contemplated by the Subscription Agreement, Investor would own 33.33% of the voting stock, and 11.11% of the non-voting stock, of the Company.

3.	In addition, Uri Nissani shall execute a formal guaranty of all obligations of the Company to Investor, or his assigns, in form and substance satisfactory to Investor.

Term Sheet

Sincerely,

/s/Elie Gugenheim
Eli Gugenheim

Acknowledged and Agreed By:

/s/Uri Nissani
Uri Nissani
President and CEO